                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               CCC INFORMATION SERVICES GROUP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                          March 30, 1999

Dear Stockholder:

    You are cordially invited to attend the 1999 CCC Information Services Group Inc. Annual Meeting of Stockholders, to be held at 10:00 a.m., Thursday, April 29, 1999, at the Westin River North Hotel, Chicago, Illinois, Telephone (312) 744-1900. The Westin River North is located in downtown Chicago at 320 North Dearborn Avenue.

    You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and to ask questions about the Company and its operations.

    To make certain your shares are represented at the meeting, whether or not you plan to attend, please sign and return the enclosed proxy card, using the envelope provided. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                          Sincerely,

                                                  [SIGNATURE]

                                          David M. Phillips
                                          Chairman

DMP/dmt

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 29, 1999

To the Stockholders of Common Stock and
the Holders of Series E Preferred Stock

    The annual meeting of stockholders of CCC Information Services Group Inc., a Delaware corporation (the "Company") will be held at 10:00 a.m., Thursday, April 29, 1999, at the Westin River North Hotel located at 320 North Dearborn Avenue, Chicago, Illinois, (312) 744-1900 for the following purposes:

1.  To elect a Board of Directors to serve for the ensuing year;

2. To increase the number of shares authorized to be purchased pursuant to the Company's 1997 Stock Option Plan;

3. To approve the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 1999 fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Nominees for directors are set forth in the enclosed Proxy Statement. Only Stockholders of record at the close of business on March 15, 1999, will be entitled to vote at this meeting.

    A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, is being mailed to Stockholders with this Proxy Statement.

                                          By Order of the Board of Directors,

                                                        [LOGO]

                                          Gerald P. Kenney
                                          Vice President, Secretary and
                                          General Counsel

                                ***************

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                PROXY STATEMENT

                             ---------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

    This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of CCC Information Services Group Inc. (the "Company" or "CCC") of proxies to be voted at the 1999 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on April 29, 1999, at the Westin River North Hotel located at 320 North Dearborn Avenue, Chicago, Illinois. Only Stockholders of record on March 15, 1999, will be entitled to vote at the meeting.

    The Company's principal executive offices are located at 444 Merchandise Mart, Chicago, Illinois 60654-1005. The approximate date on which the Proxy Statement and the accompanying Proxy are first being sent to Stockholders is March 31, 1999.

VOTING

    Each share of Common Stock outstanding on the record date is entitled to one vote. In addition, there are 500 shares of Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock") outstanding, which are beneficially owned by White River Ventures, Inc. ("White River Ventures"). Pursuant to the provisions of the Company's certificate of incorporation, for so long as such shares of Series E Preferred Stock are beneficially owned by White River Ventures or any of its affiliates, such owners are entitled to vote together with the holders of the Common Stock on all matters voted on by holders of Common Stock. The number of votes that each share of Series E Preferred Stock may cast at the meeting is determined according to a formula, the effect of which will be to cause White River Ventures to cast 51% of the votes entitled to be cast by the outstanding shares of Common Stock and Series E Preferred Stock considered together.

    As of the record date, there were 23,747,304 shares of Common Stock and 500 shares of Series E Preferred Stock outstanding. A total of 33,672,939 votes may be cast at the meeting by the holders of Common Stock and Series E Preferred Stock considered together. White River Ventures may cast 7,247,564 votes with respect to its shares of Common Stock and 9,925,635 votes with respect to its shares of Series E Preferred Stock, for a total of 17,173,199 or 51% of the total shares eligible to vote.

    An affirmative vote of a majority of the votes cast with respect to shares present and voting at the meeting is required for approval of all items being submitted to the Stockholders for their consideration. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are not counted in tabulations of the votes cast on proposals presented to Stockholders.

REVOCABILITY OF PROXIES

    Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by mailing or delivering to the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. To be effective, such revocation must be received by the Secretary to the Company prior to 10:00 a.m. on April 29, 1999. It also may be revoked by attendance at the meeting and election to vote in person.

SOLICITATION

    The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to Stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. The solicitation of proxies will be made by the use of the mails and through direct communication with certain Stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Harris Bank & Trust ("Harris") to distribute materials to brokerage houses, banks, custodians and other nominee holders.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

    The Board of Directors consists of nine (9) members each elected for a one year term. During 1998, the Board of Directors met on five (5) occasions. All Directors attended at least 75% of the meetings of the Board and the committees on which they sat.

    DIRECTOR COMPENSATION: Directors not employed by the Company, its parent (White River Ventures), subsidiaries or affiliates were paid a fee of $5,450.00 for each Board meeting attended during 1998.

    BOARD COMMITTEES: The Board of Directors has established a standing Audit Committee and a standing Compensation Committee.

    AUDIT COMMITTEE: The committee met on two (2) occasions during 1998. The committee approves the appointment of the independent auditors and reviews and approves the scope of the audit, the financial statements, the independent auditors' letter of comments, if any, and management's responses thereto, and the fees charged for audit and tax services and any special assignments.

    COMPENSATION COMMITTEE: The committee met on three (3) occasions during 1998. The committee establishes the compensation programs for officers of the Company and reviews overall compensation and benefit programs of the Company. The committee also administers and selects participants for the Employee Stock Option Plan.

                             ELECTION OF DIRECTORS

    Nine directors are to be elected at the Annual Meeting to serve until the earlier of the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. David M. Phillips (nominee for Chairman and Chief Executive Officer of the Company), Loeb Investors Co. XV, Loeb Investors Co. XIII and Loeb Investors Co. 108, of which Thomas L. Kempner (a director Nominee of the Company) is an affiliate (collectively, the "Management Stockholders"), White River Ventures and the Company have entered into a Stockholders Agreement dated June 16, 1994, and amended as of June 30, 1998, pursuant to which the Management Stockholders and White River Ventures have agreed to certain provisions regarding the corporate governance of the Company, including the election of directors. The Stockholder Agreement, as amended, sets forth the following condition regarding the nomination and election of directors: The Management Stockholders and White River Ventures shall take all actions necessary to cause the nomination and election to the Board of Directors of (i) five (5) individuals designated by White River Ventures, and (ii) four (4) individuals designated by a majority of shares of Common Stock held by the Management Stockholders. The Stockholders Agreement terminates upon the first to occur of (i) the written agreement of the parties,
(ii) the liquidation of dissolution of the Company,

(iii) the first day on which there are no shares of Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") or Series E Preferred Stock issued and outstanding, or (iv) June 16, 1999. Directors are elected by a majority of the votes of the shares of Voting Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of directors. If any nominee for election as director is unable to serve (which the Board of Directors does not anticipate), the persons named in the proxy may vote for another person in accordance with their judgment. Morgan W. Davis, Michael R. Eisenson, Thomas L. Kempner, Dudley C. Mecum, David M. Phillips, Githesh Ramamurthy, Mark A. Rosen, Michael R. Stanfield and Herbert S. Winokur, Jr. have served as directors of the Company during the past year.

    The Management Stockholders designate Thomas L. Kempner, David M. Phillips, Githesh Ramamurthy and Michael Stanfield as their nominees and White River Ventures designates Morgan W. Davis, Michael R. Eisenson, Dudley C. Mecum, Mark
A. Rosen and Herbert S. Winokur, Jr. as its nominees.

    The names and ages of the designated nominees, their principal occupations or employment during the past five years and other data regarding them as of December 31, 1998, based upon information received from them, are as follows:

    MORGAN W. DAVIS; AGE 48; EXECUTIVE VICE PRESIDENT, WHITE MOUNTAIN HOLDINGS, INC.

    Mr. Davis has served as a Director of the Company since 1995. He currently functions as the Insurance Operating Officer of White Mountain Holdings, Inc. He has also served from 1995 to 1998 as the President and Chief Executive Officer of White Mountain Insurance Company, a wholly-owned subsidiary of Fund American. From 1992 to 1994, Mr. Davis was self-employed as a private investor in a number of entrepreneurial enterprises. From 1987 to 1992, he served as President of Fireman's Fund Commercial Insurance. Mr. Davis is currently a Director of White Mountain Holdings, Inc., Main Street America Group and ABRA. Mr. Davis is a member of the Compensation Committee.

    MICHAEL R. EISENSON; AGE 43; PRESIDENT AND CHIEF EXECUTIVE OFFICER,

    CHARLESBANK CAPITAL PARTNERS, LLC.

    Mr. Eisenson is President and Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc. which was spun out of Harvard Management Company, Inc. on July 1, 1998. Prior to joining Harvard in 1986, Mr. Eisenson was a manager with The Boston Consulting Group, where he provided strategic planning assistance to multinational corporations. Mr. Eisenson serves on the Board of Directors of Harken Energy Corporation; ImmunoGen, Inc.; Playtex Products, Inc.; United Auto Group, Inc.; and The WMF Group, Ltd. Mr. Eisenson is a member of the Compensation Committee.

    THOMAS L. KEMPNER; AGE 71; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, LOEB PARTNERS CORPORATION.

    Mr. Kempner has served as a Director of the Company since 1983. Since 1979 he has served as Chairman and Chief Executive Officer of Loeb Holding Corporation, an investment banking, registered broker/dealer and registered investment advisory firm. He also serves as a director of the following companies: Alcide Corporation; Energy Research Corporation; IGENE BioTechnology, Inc.; Intermagnetics General Corporation; and director emeritus Northwest Airlines, Inc. Mr. Kempner is Chairman of the Compensation Committee.

    DUDLEY C. MECUM, AGE 64; MANAGING DIRECTOR; CAPRICORN HOLDINGS, LLC.

    Mr. Mecum has been a General Partner with Capricorn Holdings, LLC, a leveraged buyout firm, since 1997. Prior to joining Capricorn, Mr. Mecum was a partner in G.L. Ohrstrom & Co., a leveraged buyout firm. He was an executive with Peat Marwick Mitchell & Co. for 12 years serving as Vice Chairman of the

West Coast Region and as Managing Partner of the New York office. Mr. Mecum is a Director of several companies including, Citigroup; Travelers Property and Casualty Company; DynCorp; Metris Companies, Inc.; Vicorp Restaurants Inc. and Lyondell Petrochemical. Mr. Mecum is a member of the Audit Committee.

    DAVID M. PHILLIPS; AGE 60; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CCC INFORMATION SERVICES GROUP INC.

    Mr. Phillips has served as Chairman and Chief Executive Officer since 1983. He also held the office of President from 1983 to 1997. Prior to joining the Company, Mr. Phillips served in a number of capacities during his ten years at Citicorp. Originally, Mr. Phillips was Senior Vice President responsible for Citicard development and implementation. He led the team that developed the national consumer strategy and implemented the credit card portion of that strategy taking the consumer file from 200,000 to 10 million participants. Subsequently, he was responsible for the latin american consumer businesses that included banks, property and casualty insurance companies, finance companies and credit cards. Mr. Phillips was also employed at Polaroid Corporation where he began as Director of Special Markets and subsequently was named Controller of New Product Group.

    GITHESH RAMAMURTHY; AGE 38; PRESIDENT AND CHIEF OPERATING OFFICER, CCC INFORMATION SERVICES INC.

    Mr. Ramamurthy joined the Company in July 1992 as Executive Vice President-Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President-Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became President and Chief Operating Officer. Prior to joining the Company, Mr. Ramamurthy was a founding member of Sales Technologies, Inc., a field sales automation software company where he directed product development activities. Sales Technologies customers included numerous Fortune 100 clients in the United States and Europe. Sales Technologies was acquired by Dun & Bradstreet in 1989.

    MARK A. ROSEN; AGE 48; MANAGING DIRECTOR; CHARLESBANK CAPITAL PARTNERS, LLC.

    Mr. Rosen is a Managing Director of Charlesbank Capital Partners, LLC. Mr. Rosen has been with Charlesbank and its predecessor organization, Harvard Private Capital Group Inc., since 1994. Prior to joining Charlesbank, Mr. Rosen was a principal of the Conifer Group, a strategy consulting firm, and President of Morningside/North America Limited, a private investment company. He currently serves on the boards of several Charlesbank portfolio companies. Mr. Rosen is Chairman of the Audit Committee.

    MICHAEL R. STANFIELD; AGE 48; MANAGING DIRECTOR, LOEB PARTNERS CORPORATION.

    Mr. Stanfield has served as a Director of the Company since 1995. He has been Managing Director of Loeb Partners Corporation since 1993. From 1990 to 1993, Mr. Stanfield was self-employed as an independent consultant. Mr. Stanfield is a member of the Audit Committee.

    HERBERT S. "PUG" WINOKUR, JR.; AGE 55; CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CAPRICORN
    HOLDINGS, INC., LLC

    Mr. Winokur is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., LLC (a private investment company) and Managing General Partner of Capricorn Investors, L.P. and Capricorn Investors II, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987 and 1994 respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and Director of Penn Central Corporation. Mr. Winokur is a Director of Enron Corp.; NAC Re Corporation; The WMF Group, Ltd.; Mrs. Fields' Holding Company, Inc.; and DynCorp. Mr. Winokur is a member of the Compensation Committee.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information regarding persons known to the Company (based on information filed with the Securities and Exchange Commission) to be the beneficial owners of more than five percent of any class of the Company's voting securities as of February 28, 1999:

                                                  NAME AND ADDRESS OF            AMOUNT AND NATURE OF   PERCENT OF
TITLE AND CLASS                                    BENEFICIAL OWNER              BENEFICIAL OWNERSHIP    CLASS (1)
---------------------------------------  -------------------------------------  ----------------------  -----------
Common Stock...........................  Loeb Entities (2)(4)                           3,227,077             13.6
Common Stock...........................  White River Ventures (3)(4)                    7,247,564             30.5
Common Stock...........................  Capricorn Investors II, L.P. (5)               1,337,000              5.6
Preferred Stock-Series E...............  White River Ventures (3)(4)                          500              100

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to the securities.

(2) Includes Loeb Investors Co. XIII, Loeb Investors Co. XV and Loeb Investors Co. 108. The address of the Loeb Entities is 61 Broadway, 24th Floor, New York, New York 10006.

(3) White River Corporation, the sole stockholder of White River Ventures, Inc., was acquired on June 30, 1998 in a merger with a subsidiary of the President and Fellows of Harvard College, a Massachusetts educational corporation. Charlesbank Capital Partners is acting as the investment advisor to White River Ventures. The address of White River Ventures is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 26(th)Floor, Boston, Massachusetts 02210.

(4) Loeb Entities, White River Ventures and David M. Phillips have entered into a Stockholders Agreement which provides for certain voting rights. Please refer to the section above entitled "Voting" for a description of certain of these rights.

(5) Capricorn Investors II, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830.

    The following table sets forth information regarding ownership of the Company's Common Stock as of February 28, 1999, by Directors, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                                                                              AMOUNT AND NATURE OF   PERCENT OF
TITLE AND CLASS                    NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP    CLASS (1)
-----------------  ---------------------------------------------------------  --------------------  -------------
Common Stock       David M. Phillips(2).....................................           823,130              3.5
Common Stock       J. Laurence Costin.......................................           161,513                *
Common Stock       Githesh Ramamurthy(3)....................................           382,480              1.6
Common Stock       John Buckner(4)..........................................            79,000                *
Common Stock       Blaine R. Ornburg(5).....................................           114,000                *
Common Stock       Leonard Ciarrocchi(6)....................................            47,826                *
Common Stock       Phillip Carter...........................................           --                --
Common Stock       Robert Milburn...........................................           --                --
Common Stock       Mary Jo Prigge...........................................           --                --
Common Stock       Richard Radi(7)..........................................            13,654                *
Common Stock       Morgan W. Davis..........................................            10,000                *
Common Stock       Michael R. Eisenson(8)(14)...............................         7,247,564             30.5
Common Stock       Thomas L. Kempner(9).....................................         3,504,437             14.8
Common Stock       Dudley C. Mecum(10)......................................         1,337,000              5.6
Common Stock       Mark A. Rosen(11)(14)....................................         7,247,564             30.5
Common Stock       Michael R. Stanfield(12).................................         3,227,077             13.6
Common Stock       Herbert S. Winokur, Jr.(13)..............................         1,337,000              5.6
Common Stock       All directors and executive officers as a group                  13,717,624             57.8
                     (17 persons)...........................................

------------------------

*   Less than one percent of the outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Includes 300,000 shares of Common Stock held by Ruth Ann Phillips, Mr. Phillips' wife. Mr. Phillips disclaims beneficial ownership of the shares held by Ruth Ann Phillips, except to the extent of his pecuniary interests therein. Also includes 35,000 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within sixty (60) days of February 28, 1999.

(3) Includes 178,880 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of February 28, 1999.

(4) Includes 79,000 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of February 28, 1999.

(5) Includes 94,000 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of February 28, 1999.

(6) Includes 36,000 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of February 28, 1999.

(7) Includes 12,500 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of February 28, 1999.

(8) Includes 7,247,564 shares of Common Stock held by White River, Mr. Eisenson is President and Chief Executive Officer of Charlesbank Capital Partners LLC, investment advisor to White River Ventures Inc. and disclaims beneficial ownership of the shares held by White River, except to the extent of his pecuniary interests therein.

(9) Includes 3,227,077 shares of Common Stock held by the Loeb Entities. Mr. Kempner is the managing general partner or the general partner of the general partner of each of the Loeb Entities.

    Mr. Kempner disclaims beneficial ownership of the shares held by the Loeb Entities, except to the extent of his pecuniary interests therein. Also includes 200,000 shares of Common Stock held by Mr. Kempner and 77,360 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of February 28, 1999.

(10) Includes 1,337,000 shares of Common Stock held by Capricorn Investors II, L.P. Mr. Mecum is General Partner with Capricorn Holdings, LLC. Mr. Mecum disclaims beneficial ownership of the shares held by Capricorn except to the extent of his pecuniary interest thereunder.

(11) Includes 7,247,564 shares of Common Stock held by White River. Mr. Rosen is Managing Director of Charlesbank Capital Partners LLC, investment advisor to White River Ventures Inc. and disclaims beneficial ownership of the shares held by White River, except to the extent of his pecuniary interests therein.

(12) Includes 3,277,077 shares of Common Stock held by the Loeb Entities. Mr. Stanfield is Managing Director of Loeb Partners Corporation. Mr. Stanfield disclaims beneficial ownership of the shares held by Loeb except to the extent of his pecuniary interest thereunder.

(13) Includes 1,337,000 shares of Common Stock held by Capricorn Investors II, L.P. Mr. Winokur is Managing General Partner of Capricorn Investors II, L.P. Mr. Winokur disclaims beneficial ownership of the shares held by Capricorn except to the extent of his pecuniary interest thereunder.

(14) White River Ventures also owns 500 shares of Series E Preferred Stock, which is 100% of the outstanding shares of such class. Mr. Eisenson and Mr. Rosen disclaim beneficial ownership of the shares held by White River Ventures, except to the extent of their pecuniary interests therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1998, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1998, and for the Company's previous two fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                              COMPENSATION AWARDS
                                                                           -------------------------
                                                    ANNUAL COMPENSATION
                                                   ----------------------     (E)           (F)
                                                                           RESTRICTED   SECURITIES         (G)
                 (A)                       (B)        (C)         (D)        STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY($)    BONUS($)   AWARDS($)   OPTIONS(#)(1)  COMPENSATION
--------------------------------------  ---------  ----------  ----------  ----------  -------------  -------------
David M. Phillips ....................       1998  $  525,000          --          --       45,000             --
  Chairman and Chief Executive Officer       1997  $  525,000  $  162,475          --       70,000             --
                                             1996  $  448,008  $  100,000          --           --             --

J. Laurence Costin, Jr. ..............       1998  $  293,578          --          --       30,000             --
  Vice Chairman                              1997  $  289,284  $   46,690          --           --             --
                                             1996  $  272,016  $   80,000          --           --             --

Githesh Ramamurthy ...................       1998  $  330,024          --          --       45,000             --
  President and Chief Operating              1997  $  302,515  $   86,083          --           --             --
  Officer                                    1996  $  260,751  $   52,219          --      120,000             --

John Buckner .........................       1998  $  257,496          --          --       30,000             --
  President--Automotive-- Service            1997  $  253,754  $   83,415          --           --             --
  Division                                   1996  $  213,132  $   39,791          --       50,000             --

Blaine R. Ornburg ....................       1998  $  250,008          --          --       30,000             --
  President--Outsourcing-- Division          1997  $  210,009  $   67,093          --           --             --
                                             1996  $  192,508  $   40,700          --       50,000             --

------------------------

(1) Represents the number of shares of Common Stock issuable upon exercise of options granted pursuant to the 1997 Employee Stock Option Plan.

1998 STOCK OPTION GRANTS TO EXECUTIVES

    The following table shows information with respect to grants of options to the Chief Executive Officer and the other named executives in 1998. As required by the Securities and Exchange Commission (the "SEC"), the calculation of potential realizable values shown for such awards is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full term of the options.

                                                     INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                              ----------------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                 NUMBER OF                                                        RATES OF STOCK PRICE
                                SECURITIES                                                      APPRECIATION FOR OPTION
                                UNDERLYING      % OF TOTAL OPTIONS     EXERCISE                         TERM(4)
                                  OPTIONS      GRANTED TO EMPLOYEES      PRICE     EXPIRATION   ------------------------
NAME                           GRANTED(#)(1)     IN FISCAL YEAR(2)    ($/SHARE)(3)    DATE        5%($)        10%($)
----------------------------  ---------------  ---------------------  -----------  -----------  ----------  ------------
David M. Phillips...........        45,000                   5%           12.125      9/23/08      343,141       869,586
J. Laurence Costin, Jr......        30,000                 3.3%           12.125      9/23/08      228,760       579,724
Githesh Ramamurthy..........        45,000                   5%           12.125      9/23/08      343,141       869,586
John Buckner................        30,000                 3.3%           12.125      9/23/08      228,760       579,724
Blaine R. Ornburg...........        30,000                 3.3%           12.125      9/23/08      228,760       579,724
Leonard L. Ciarrocchi.......        40,000                 4.4%           21.875      1/30/03      241,746       534,196
                                    30,000                 3.3%           12.125      9/23/08      228,760       579,724
Phillip Carter..............        50,000                 5.5%           16.625       7/1/08      522,769     1,324,798
Richard Radi................        30,000                 3.3%           12.125      9/23/08      228,760       579,724
Mary Jo Prigge..............        30,000                 3.3%            12.50      9/30/08      235,835       597,653
Robert Milburn..............        --                  --                --           --           --           --

------------------------

(1) The options granted in 1998 are exercisable 25% on the first anniversary from the date of grant and 25% on each anniversary date of the grant for years two, three and four.

(2) The Company granted options representing (900,875) shares to employees in 1998.

(3) Option exercise price is determined as the close price on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its time of grant, 5 years for grants prior to 9/23/98 and 10 years for grants from 9/23/98 forward, and is calculated by assuming that the price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate of projection of the future Common Stock price.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                       OPTION VALUES AT DECEMBER 31, 1998

    This table sets forth information regarding exercise of options during 1998 by the Chief Executive Officer and the other named executives. The "value realized" is based on the market price on the date of exercise, while the "value of unexercised in-the-money options at December 31, 1998" is based on the market price on that date.

                                    AGGRETATED OPTION EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION VALUES
                               ----------------------------------------------------------------------------------
                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED,
                                                            UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                 SHARES                     OPTIONS AT 12/31/97(#)          12/31/97($)(1)
                               ACQUIRED ON     VALUE      --------------------------  ---------------------------
NAME                           EXERCISE(#)  REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------  ------------  -----------  -------------  ------------  -------------
David M. Phillips............      --            --           17,500         97,500              0       230,625
J. Laurence Costin, Jr.......     136,160      2,041,719           0         30,000              0       153,750
Githesh Ramamurthy...........      --            --          178,880        119,720      1,966,000       903,625
John Buckner.................      50,200      1,103,362      79,000         70,800        825,330       563,766
Blaine R. Ornburg............      --            --           94,000         66,000      1,173,500       522,750
Leonard L. Ciarrocchi........      --            --           36,000         94,000        217,800       298,950
Phillip Carter...............      --            --                0         50,000              0        31,250
Richard Radi.................      --            --           12,500         67,500              0       153,750
Mary Jo Prigge...............      --            --                0         30,000              0       142,500
Robert Milburn...............      --            --           --            --             --            --

------------------------

(1) Value of unexercised, in-the-money options based on a fair market value of Company Common Stock of $17.25 per share as of close of business December 31, 1998.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of CCC during fiscal 1998, based on data furnished by them:

           NAME                  AGE                                     POSITION                                   SINCE
---------------------------      ---      ----------------------------------------------------------------------  ---------
David M. Phillips..........          60   Chairman and Chief Executive Officer                                         1983
J. Laurence Costin, Jr.....          57   Vice Chairman                                                                1983
Githesh Ramamurthy.........          38   President and Chief Operating Officer                                        1992
John Buckner...............          52   President--Automotive Services Division                                      1994
Blaine R. Ornburg..........          52   President--CCC Consumer Processing Services Inc.                             1995
Leonard L. Ciarrocchi......          46   Executive Vice President and Chief Financial Officer                         1996
Phillip Carter.............          36   President--CCC International                                                 1998
Richard Radi...............          41   Executive Vice President--Insurance Division                                 1997
Mary Jo Prigge.............          40   Executive Vice President--Claims Settlement Division                         1998
Robert Milburn.............          56   Executive Vice President--Product Development                                1999

    Except as discussed below, all of these officers of CCC have held executive positions with CCC for more than three years.

    DAVID M. PHILLIPS has served as Chairman and Chief Executive Officer since founding the Company in 1983. Please refer to the biographical information contained in the Section entitled Election of Directors.

    J. LAURENCE COSTIN, JR. joined the Company in February 1983 as Executive Vice President responsible for the Company's sales and client field service organization. He currently serves as Vice Chairman, a position he has held since May 1983. Prior to joining the Company, Mr. Costin was Senior Vice President and General Manager for the Midwest region of Seligman & Latz, Inc., a Fortune 500 company which managed department store concessions.

    GITHESH RAMAMURTHY joined the Company in July 1992 and is President and Chief Operating Officer. Please refer to the biographical information contained in the Section entitled Election of Directors.

    JOHN BUCKNER joined the Company in January 1994 as Senior Vice President-AutoBody Division. Mr. Buckner was promoted to Executive Vice President-Sales and Services Division in 1995 and currently serves as President-Automotive Services Division. Prior to joining the Company, Mr. Buckner was Vice President and General Manager of U.S. Automotive Operations at Sun Electric Corporation. Previously, Mr. Buckner held a variety of senior sales and new market development positions at Reynolds & Reynolds.

    BLAINE R. ORNBURG joined the Company in May 1995 as Executive Vice President-New Market Development. In January 1996, he assumed the additional responsibilities of Acting Chief Financial Officer, a position he held until June, 1996. Mr. Ornburg currently serves as President of the Company's wholly owned subsidiary, CCC Consumer Processing Services Inc. Prior to joining the Company, Mr. Ornburg served as Senior Vice President of First Data Corporation. Mr. Ornburg joined First Data Corporation upon its purchase of Anasazi, Inc., a software and networking company Mr. Ornburg founded in 1987. Previously, Mr. Ornburg was Vice President-Point of Transaction Systems for Visa International.

    LEONARD L. CIARROCCHI joined the Company in June 1996 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Ciarrocchi was Vice President and Treasurer of White River Corporation from 1993 to 1996 and Manager of Finance of Fund American Enterprises, Inc. from 1991 to 1993. Mr. Ciarrocchi was Manager of Finance for Fireman's Fund Corporation from 1989 to 1991.

    PHILLIP CARTER joined the Company in July, 1998 as President, CCC International which was established after the Company purchased the Insurance Division of Carter and Carter located in the United Kingdom.

Prior to joining the Company Mr. Carter was Managing Director of Carter and Carter Ltd., a leading insurance and automotive repair industries training and consulting firm.

    RICHARD RADI joined the Company in December 1997 as Executive Vice President of the Insurance Division. Prior to joining the Company, Mr. Radi served in various sales and marketing positions at IBM.

    MARY JO PRIGGE joined the Company in September 1998 as Executive Vice President of the Claims Settlement Division. Prior to joining the Company, Ms. Prigge served in various management positions initially with Globe Glass and Mirror and subsequent to two mergers most recently with Safelite Autoglass as Senior Vice President of Operations.

    ROBERT MILBURN joined the Company in February 1999 as Executive Vice President of Product Development. Prior to joining the Company Mr. Milburn was Vice President of Engineering with Open Port Technology Inc. Prior to joining Open Port Technology Inc., he held a number of high level technology based positions with Landis & Gyr Americas, Inc. and MCC Powers Inc.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with each of Mr. Phillips, Mr. Buckner, Mr. Ramamurthy, Mr. Ornburg, Mr. Ciarrocchi, Mr. Carter, Mr. Radi and Mr. Costin. Each of the agreements provide for the potential of an annual merit salary increase. Accordingly, the salaries set forth in each of the employment agreements may have been increased as a result of such merit increase. Mr. Phillips' employment agreement provides for an annual salary of $525,000 plus bonus and terminates upon 30 days written notice by either the Company or Mr. Phillips from and after July 1, 1999. Mr. Buckner's employment agreement provides for an annual salary of $250,000 plus bonus, and terminates June 30, 2001. Mr. Ramamurthy's employment agreement provides for an annual salary of $275,000 plus bonus, and terminates June 30, 2001. Mr. Ornburg's employment agreement provides for an annual salary of $200,000 plus bonus, and terminates June 30, 2001. Mr. Ciarrocchi's employment agreement provides for an annual salary of $200,000 plus bonus, and terminates June 30, 2001. Mr. Carter's employment agreement provides for an annual salary of L160,000 plus bonus and terminates June 30, 2003. Mr. Radi's employment agreement provides for an annual salary of $250,000 plus bonus and terminates September 30, 2001. Mr. Costin's employment agreement provides for an annual salary of $230,000 plus bonus, and terminates April 30, 1999. Messrs. Buckner's, Ramamurthy's, Ciarrocchi's, Carter's, Radi's and Ornburg's employment agreements each contain a non-compete and a change of control provision.

                      REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee is responsible for (i) establishing guidelines with respect to all compensation matters involving the Company and its Subsidiaries and (ii) authorizing all compensation arrangements between the Company and its Subsidiaries and their respective directors, officers, employees and consultants involving the payment by the Company or any of its Subsidiaries to any of such individuals of Base Salary equal to or greater than $125,000. The Compensation Committee consists of members of the Board of Directors who are not officers or employees of the Company or any of its Subsidiaries.

    The Compensation Committee of the Board of Directors ("Committee") establishes the general compensation policies of the Company and establishes the specific compensation plans, performance goals and compensation levels for executive officers. The Committee also administers and selects participants for the current Employee Stock Option Plans. The Committee is composed of four independent, non-employee directors who have no interlocking relationships.

COMPENSATION POLICIES

    The principal objective of the Committee's approach to executive compensation is to align such compensation with stockholder value. The Committee seeks to accomplish this objective by setting base salaries below the median for similar positions at comparable companies, while linking annual bonus awards to aggressive performance factors which enhance stockholder value. Stock options are also used as a vehicle to further align long-term executive performance with stockholder value. In this way, above-average total compensation is achieved only for outstanding Company performance.

COMPENSATION COMPONENTS

    BASE SALARY. Base salary levels for the named Executive Officers are determined by the Committee on the basis of what, in its discretion, it deems to be appropriate pay for the responsibilities consistent with the policies stated above.

    ANNUAL BONUS. The CEO's annual cash bonus is discussed below under "1998 Chief Executive Officer Compensation Actions."

    The annual cash bonus for executives other than the CEO is determined based on several factors (i) the most significant factor is actual earnings per share
(EPS); (ii) company wide revenue goals; and (iii) achievement of specified, measurable objectives related to the executive's area of responsibilities.

    EMPLOYEE STOCK OPTIONS. Employee stock options are an important component of the compensation package for executives because they directly focus management's attention on the interests of stockholders. The Committee makes periodic grants of stock options to executive officers and other key employees to foster a commitment to increasing long-term stockholder value.

    During 1998, the Committee granted a total of 900,875 options to selected employees of which 280,000 options were granted to Company executives. The Company's grants of options are always at fair market value on the date of grant.

1998 CHIEF EXECUTIVE OFFICER COMPENSATION ACTIONS

    The CEO's annual base salary for 1998 was $525,000 which has been his annual base salary since 1997.

    The CEO's annual bonus is principally based on company performance targets established annually by the Committee. Specifically, the factors considered include actual earnings per share, company wide revenue goals and to a lesser extent, the achievement of specified, measurable objectives. The Company did not pay a bonus to the CEO for 1998. During 1998, the CEO received a grant of 45,000 options to purchase Common Stock of the Company with an exercise price of $12.125 per share and subject to the Company's standard vesting policy of 25% per year commencing on the first anniversary of the date of grant.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Committee believes that its compensation programs have been structured in a manner to preserve full deductibility to the Company of executive compensation for Federal Income Tax purposes.

                                                     Thomas L. Kempner, Chairman
                                                          Compensation Committee

Compensation Committee Members

       Morgan W. Davis
       Michael R. Eisenson
       Herbert S. Winokur, Jr.

                               PERFORMANCE GRAPH

    NOTE: The Stock price performance shown on the graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CCC INFORMATION SERVICES GROUP    S & P 500   S&P TECHNOLOGY SERVICES SECTOR
Aug-96                             $100.00      $100.00                         $100.00
1996                               $139.13      $116.85                          $96.44
1997                               $171.74      $155.83                         $108.95
1998                               $150.00      $200.36                         $112.42

    Company became a public company on August 16, 1996. The graph assumes $100 invested on August 16, 1996 in Company Common Stock and $100 invested at that time in each of the S&P indices, including reinvestment of dividends.

APPROVAL OF INCREASE IN THE NUMBER OF AUTHORIZED SHARES AVAILABLE TO BE GRANTED
                                       AS
    OPTIONS UNDER CCC INFORMATION SERVICES GROUP INC. 1997 STOCK OPTION PLAN

    During the 1997 Annual Meeting of Stockholders, the Stockholders approved the CCC Information Services Group Inc. 1997 Employee Stock Option Plan. The Board of Directors has determined that, in order to give the company the ongoing flexibility to attract and retain the management and employee talent necessary for the Company's continued success, the Company should increase the maximum number of options to purchase shares of the Company's common stock from 1,5000,000 to 2,500,000.

    The affirmative vote of a majority in interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote will be required to approve the authorization to increase the number of options to purchase shares of Common Stock under the 1997 Employee Stock Option Plan.

    THE BOARD RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN THE NUMBER OF OPTIONS TO PURCHASE COMMON STOCK UNDER THE 1997 EMPLOYEE STOCK OPTION PLAN TO 2,500,000.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, upon recommendation of the Company's current Audit Committee, has appointed PricewaterhouseCoopers LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for the year 1999. PricewaterhouseCoopers, LLP, served as the Company's independent accountants for the year ended December 31, 1998.

    THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE SUCCEEDING YEAR.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be presented at the 2000 Annual Meeting (scheduled for April, 2000) must be received by the Company no later than December 15, 1999, for inclusion in its Proxy Statement and form of proxy relating to that meeting.

PROXY                                                                    PROXY


                   CCC INFORMATION SERVICES GROUP INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS--APRIL 29, 1999


     The undersigned appoints David M. Phillips, Thomas L. Kempner and
Michael R. Eisenson, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated above, all the Common Stock of CCC Information Services Group Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 29, 1999 or at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR Proposals No. 2, 3 and 4.


            PLEASE VOTE, SIGN, DATE AND RETURN THIS FORM PROMPTLY
                        USING THE ENCLOSED ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                     CCC INFORMATION SERVICES GROUP INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1. ELECTION OF DIRECTORS
   NOMINEES: Morgan W. Davis, Michael R. Eisenson,    For   Withhold   For All
   Thomas L. Kempner, Dudley C. Mecum, David M.       All      All     Except*
   Phillips, Githesh Ramamurthy, Mark A. Rosen,
   Michael R. Stanfield, Herbert S. Winokur, Jr.      / /      / /       / /


----------------------------------
*(EXCEPT NOMINEE(S) WRITTEN ABOVE)


2. Approval to increase by 1,000,000 shares, the       For   Against   Abstain
   number of shares authorized to be purchased         / /     / /       / /
   under Company's 1997 Stock Option Plan.


3. Approval of appointment of PriceWaterhouseCooper's  For   Against   Abstain
   LLP as the Company's independent auditors for       / /     / /       / /
   the year.


                                               Dated: __________________, 1999


                                               _______________________________
                                               Signature(s)


The signatory hereby acknowledges receipt      _______________________________
of the accompanying Notice of Annual           Please sign exactly as your name
Meeting of Shareholders and Proxy Statement.   appears. Joint owners should each
                                               sign. Where applicable, indicate
                                               your official position or repre-
                                               sentative capacity.
-------------------------------------------------------------------------------


                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

            PLEASE VOTE, SIGN, DATE AND RETURN THIS FORM PROMPTLY
                         USING THE ENCLOSED ENVELOPE.